                                                                   EXHIBIT 10.34

                        MANUFACTURER'S RECOURSE AGREEMENT



      This Manufacturer's Recourse Agreement ("Recourse Agreement") is entered into on May 28, 1998, by and between CANA CAPITAL CORPORATION, A FLORIDA CORPORATION ("CCC") and BIKERS DREAM, INC., A CALIFORNIA CORPORATION ("DEALER").

                              W I T N E S S E T H:

      WHEREAS, Bikers Dream, by and through its wholly owned subsidiary, Ultra Acquisition Corp., a Nevada corporation d/b/a Ultra Kustom Cycles, is engaged in the business of manufacturing new motorcycles and customizing used motorcycles for sale at the wholesale level; and

      WHEREAS, Bikers Dream (or its subsidiaries) has developed a distinctive business concept for selling, customizing, and/or repairing new and used motorcycles and related products and accessories through a retail network of dealers using the name Bikers Dream(R) ("Dealers"); and

      WHEREAS, Bikers Dream desires to facilitate the wholesale distribution of its new and used motorcycles to its Dealers; and

      WHEREAS, CCC desires to assist Bikers Dream in the wholesale distribution of Bikers Dream's new and used motorcycles by providing floor plan financing to certain Dealers; and

      WHEREAS, Bikers Dream deems it necessary and desirable to assume certain liabilities and obligations in connection with the extension of credit by CCC to certain Dealers for the acquisition of new and used motorcycle inventory.

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the extension of credit to certain Dealers, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS. As used in this Recourse Agreement, the following capitalized terms shall have the following meanings:

            (a) "APPROVAL" shall mean CCC's agreement, whether in writing or by electronic transmission, to finance the sale of Inventory by Bikers Dream to a Dealer.

            (b) "DEALER" shall mean any person or entity which buys Inventory at wholesale from Bikers Dream pursuant to a valid Dealer Agreement other than any Dealer in which CCC (or any shareholder of CCC) owns a majority of the issued and outstanding stock of such Dealer.

            (c) "INVENTORY" shall mean all new and used motorcycles sold at wholesale from time to time by Bikers Dream to a Dealer pursuant to financing (in whole or in part) provided by CCC.

            (d) "INVOICE" shall mean an invoice, bill of sale, or other evidence, whether in writing or electronically transmitted, of the sale or delivery of Inventory by Bikers Dream to Dealer.

            (e) "WHOLESALE INSTRUMENT" shall mean an Invoice, billing statement, inventory schedule, or other evidence of Indebtedness, including the books and records of CCC, arising out of the financing by CCC of an Invoice.

      2. DEALER FLOORPLANNING.

            If Bikers Dream requests an Approval or sends to CCC an Invoice, then the Dealer related to such Approval or Invoice shall be eligible for wholesale financing, and CCC may, from time to time in its sole and absolute discretion, issue such Approvals and advance against such Invoices, as provided herein. If CCC issues an Approval, then Bikers Dream shall deliver an original Invoice to CCC. Provided CCC receives the Invoice with thirty (30) calendar days of the date CCC issued the Approval, then CCC shall pay Bikers Dream the amount of the Invoice, subject to the terms of the financing program then in effect between Bikers Dream and CCC. If the Invoice is not received within said thirty
(30) day period, or is not acceptable in form or content, then CCC has the right, without notice to Bikers Dream, to cancel the Approval related to said Invoice. Prior to funding any Approval, CCC has the right to cancel said Approval upon oral or written notice to Bikers Dream should Dealer be in default of any of its obligations to CCC and provided that Bikers Dream has not shipped Inventory in reliance on CCC's Approval. Advances on Invoices and Approvals for such advances issued by CCC as provided hereunder shall constitute an acceptance of the terms and conditions hereof by Bikers Dream and CCC as to each such advance, and no other act or notice shall be required on the part of CCC or Bikers Dream to entitle such advances and Approvals to the benefits of this Recourse Agreement.

            In any event, upon CCC's funding of an Approval or payment to Bikers Dream of the amount represented by any Invoice, then Bikers Dream shall deliver to CCC either (i) the manufacturer's statement or certificate of origin related to such Invoice in the case of new motorcycles, or (ii) the certificate of title related to such Invoice in the case of used motorcycles. CCC may deduct, set off, withhold and/or apply any sums or payments due from Bikers Dream to CCC under this Recourse Agreement against any sums or payments due from CCC (or any affiliate of CCC) to Bikers Dream.

      3. REPRESENTATIONS AND WARRANTIES OF BIKERS DREAM.

            Bikers Dream hereby represents and warrants to CCC as of the date hereof, and thereafter at the time of any Approval of and/or advance against any Invoices by CCC, as follows:

                  (a) Bikers Dream is a corporation duly organized, validly existing, and in good standing under the laws of the state of California with full power and authority to conduct its business as it is now being conducted.

                  (b) This Recourse Agreement constitutes the legal, valid, and binding obligation of Bikers Dream, and is enforceable against it in accordance with its terms.

                  (c) Bikers Dream has the absolute and unrestricted right, power, and authority to execute and deliver this Recourse Agreement and to perform its obligations hereunder.

                  (d) Neither the execution and delivery of this Recourse Agreement nor the consummation of any of the transactions contemplated hereunder will directly or indirectly contravene, conflict with, or result in a violation or breach of any document, agreement, contract, or other instrument to which Bikers Dream is a party.

                  (e) All Dealers with whom Bikers Dream (or any subsidiary of Bikers Dream) has entered into a Dealer Agreement are listed by name and address in Exhibit "A" hereto and all such Dealer Agreements are in full force and effect and there are no defaults on the part of any Dealer with respect thereto.

                  (f) All Invoices issued by Bikers Dream represent valid obligations of its Dealers, are legally enforceable such Dealers according to their terms, and relate to bonafide, original sales of Inventory by Bikers Dream to such Dealers without any claim, set off, or defense to payment by Dealer.

                  (g) Bikers Dream's title to all Inventory is free and clear of all liens and encumbrances upon the sale or transfer of such Inventory to any Dealer.

                  (h) The Inventory is of the kind, quality, and condition represented, or warranted to Dealer and meets or exceeds all applicable federal, state and local safety, construction and other standards.

      4. COVENANTS OF BIKERS DREAM. Bikers Dream covenants with CCC as follows:

            (a) All Inventory financed by CCC shall be subject to applicable product warranties of Bikers Dream, and Bikers Dream agrees to perform, or cause to be performed, all repairs, modifications and/or other acts required by Bikers Dream pursuant to said product warranties. All expenses of performance under this section shall be paid by Bikers Dream.

            (b) If Bikers Dream accepts the return from Dealer of any Inventory covered by a Wholesale Instrument, and whether or not any substitution is made for such returned Inventory, Bikers Dream will reimburse CCC for the full original amount of the Invoice within thirty (30) calendar days of the return. In the event that Dealer shall be entitled to the payment by Bikers Dream of any rebates, reserves or incentives, Bikers Dream shall advise CCC of the amount and nature of the payment and shall obtain CCC's approval prior to remitting such funds to Dealer.

            (c) Bikers Dream shall deliver to CCC the manufacturer's statement (or certificate) of origin or title certificate, as the case may be, upon CCC's funding of an Approval or payment of an Invoice.

            (d) Bikers Dream shall promptly notify CCC in writing in the event
(i) any Dealer is in breach of any Dealer Agreement then in effect between Bikers Dream and such Dealer, or (ii) any Dealer Agreement is terminated by Bikers Dream or such Dealer for any reason whatsoever.

      5. INDEMNIFICATION. Bikers Dream covenants and agrees to indemnify and hold harmless CCC from and against any and all losses, damages, costs, and expenses (including a reasonable attorneys' fee) which may be due CCC with respect to any obligation on the part of any Dealer which is owned or controlled by, or an affiliate of, Bikers Dream. The provisions of this paragraph shall survive any expiration or termination of this Recourse Agreement or any agreement entered into between CCC and such Dealer.

      6. WAIVERS.

            (a) Bikers Dream waives notice of non-payment, protest, and dishonor of any Wholesale Instrument, notice of CCC's acceptance of this Recourse Agreement, and all other notice to which Bikers Dream might otherwise be entitled by law. CCC may, at any time and from time to time, without notice to or further consent of Bikers Dream, renew and extend the time of payment of Wholesale Instruments and compromise or adjust claims on Wholesale Instruments or Inventory covered thereby and waive or modify performance of such terms and conditions of its financing arrangement with Dealers in CCC's sole and absolute discretion, and no such renewal, extension, compromise, adjustment, waiver, or modification shall affect the liability of Bikers Dream hereunder.

            (b) The failure of CCC at any time to require performance by Bikers Dream of any provision of this Recourse Agreement shall in no way affect the right of CCC to require performance of that provision. Any waiver by either party of any breach of any provision of this Recourse Agreement shall not be construed as a waiver of any continuing or succeeding breach of any such provision, or a waiver of any right under this Recourse Agreement.

      7. MISCELLANEOUS.

            (a) Bikers Dream may not assign or transfer any of its rights under this Recourse Agreement without the prior written consent of CCC, which consent may be withheld for any reason whatsoever.

            (b) No modification or amendment to this Recourse Agreement shall be valid or binding unless in writing and executed by the party charged therewith. This Recourse Agreement shall not be deemed to create a joint venture, partnership, or agency relationship between Bikers Dream and CCC.

            (c) All obligations and duties of Bikers Dream hereunder shall apply to any successor interest to Bikers Dream by virtue of any consolidation, merger, or other reorganization.

            (d) All notices to be given under this Recourse Agreement shall be in writing and shall be delivered either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid or provided for, and addressed to Bikers Dream or CCC, as the case may be, at the address described on the signature page hereto, at such other address designated by such party by notice to the other. Any notice shall be deemed to have been given upon delivery in the case of personal delivery, one business day after deposit with an overnight courier, or two (2) calendar days after deposit in the United States Mail.

            (e) This Recourse Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida and any action to enforce, construe, or interpret any of the terms and conditions hereof shall, at CCC's option, be brought in a court of competent jurisdiction located in Duval County, Florida.

            (f) Each of the parties hereto waives any right to a trial by jury on any claim, demand, action, cause of action or counterclaim arising under or in any way related to this Recourse Agreement and the transactions contemplated herein.

            (g) Any amounts not paid when due under this Recourse Agreement shall accrue interest at the rate of 18% per annum until paid in full.

            (h) In the event any legal action is brought by any party hereto to enforce any of the terms and conditions of this Recourse Agreement, then the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

            (i) Either party hereto may cancel this Recourse Agreement at any time upon thirty (30) days prior written notice; provided, however, that no such termination shall in any manner affect, limit, or modify the obligations of Bikers Dream with respect to Invoices approved or advanced against by CCC prior to the effective date of termination, or other obligations incurred prior to such date.

      IN WITNESS WHEREOF, the parties hereto have caused this Recourse Agreement to be executed as of the Effective Date.

Signed and sealed in the presence of:

CANA CAPITAL CORPORATION,               BIKERS DREAM, INC.,
A FLORIDA CORPORATION                   A CALIFORNIA CORPORATION

----------------------------------      ----------------------------------------

Printed:                                Printed:
        --------------------------              --------------------------------


Its:                                    Its:
    ------------------------------          ------------------------------------


Printed:                                Printed:
        --------------------------              --------------------------------

As to Cana Capital Corporation:

9543 Sunbeam Center
Jacksonville, Florida 32257

Attn:  Mr. Bruce A. Scott